EXHIBIT 23.7


                          Independent Auditors' Consent


I consent to the incorporation by reference in this Registration Statement of CUC International Inc. on Form S-3 of my report dated September 25, 1995 related to the consolidated balance sheet of Century 21 Real Estate, Inc. and subsidiaries as of July 31, 1995, 1994 and 1993 and the related statements of income and retained earnings and cash flows for the years then ended included in the HFS Incorporated Current Report on Form 8-K, as amended, dated February 16, 1996 and incorporated by reference in the Joint Proxy Statement of CUC International Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997, and to the reference to me under the heading "Experts" in the Prospectus, which is part of this registration statement.


Tony H. Davidson, CPA
Lake Oswego, Oregon
September 12, 1997